Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-1 filed pursuant to 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated June 22, 2020 (except for Note 16(f) as to which the date is August 17, 2020), with respect to the consolidated financial statements of Kymera Therapeutics, Inc. included in Amendment No. 3 to the Registration Statement (Form S-1 No. 333-240264) and related Prospectus of Kymera Therapeutics, Inc. for the registration of its common stock.

/s/ Ernst & Young LLP

Boston, Massachusetts

August 20, 2020